Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Panacos Pharmaceuticals, Inc.:

We consent to the use of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Panacos Pharmaceuticals, Inc. (a development stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, and for the period from September 29, 1999 (inception) to December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein.

The cumulative consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit), and cash flows for the period September 29, 1999 (inception) to December 31, 2006 include amounts for the period from September 29, 1999 (inception) to December 31, 2004, which were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period September 29, 1999 through December 31, 2004 is based solely on the report of other auditors.

Our reports included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

/s/ KPMG LLP

Boston, Massachusetts

March 9, 2007